Exhibit 99.1
NEWS RELEASE

For More Information:
Natalie Silva	Scott Phipps
Corporate Communications	Investor Relations
210-283-2729	210-283-2882
nsilva@tsocorp.com	sphipps@tsocorp.com
Tesoro Elects Rodney Frank Chase To Board of Directors
SAN ANTONIO, TX (May 4, 2006) – Tesoro Corporation (NYSE:TSO) announced today that it has elected Rodney Frank Chase to its Board of Directors. Chase will be joining as the ninth member of Tesoro’s board.
     “The Board of Directors and our management team are very fortunate to have an individual with Rodney’s industry and financial experience and expertise on our board,” said Bruce Smith, Chairman, President and CEO of Tesoro Corporation.
     Chase spent his entire 39-year career with BP PLC. He held positions within the upstream and downstream segments of the industry in Australia, Europe and North America. His background includes positions in shipping, refining, marketing, distribution, oil trading and gas as well as finance and strategic planning at the corporate executive level.
     In 1986, he was appointed Chief Executive Officer of BP Finance International and Group Treasurer. In that position he played a key role in the firm’s acquisition of the Standard Oil Company and Britoil, as well as the divestiture of BP’s mining interests.
     From 1999 to 2003 Chase served as Deputy Chief Executive Officer and President, Exploration, Production, Refining and Marketing.
     In 2003, Chase joined Lehman Brothers Ltd. in London, England as Senior Advisor for the U.S. and Europe. He currently serves as a Non-Executive Chairman for Petrofac Ltd. in the UK. In addition, he serves on the corporate boards for Computer Sciences Corporation, Nalco Company and Tesco PLC.
     Chase resides in Naples, Florida. He holds a bachelor’s degree in history from the University of Liverpool in Liverpool, England.

About Tesoro’s Board Members
     Tesoro’s other board members include: Patrick J. Ward, Retired Chairman, President and Chief Executive Officer of Caltex Petroleum Corporation, serves on Tesoro’s compensation and governance committees; William J. Johnson,President of JonLoc Inc., a petroleum consulting firm, chair of the company’s governance committee and serves on the compensation and audit committees; Steven H. Grapstein, Lead Director of Tesoro Corporation and chair of the company’s audit committee, is the Chief Executive Officer of Kuo Investment Company; Bruce A. Smith, Chairman, President and Chief Executive Officer of Tesoro Corporation; Donald H. Schmude, Retired Vice President, Texaco and Retired President and Chief Executive Officer of Texaco Refining and Marketing, Inc, chair of the company’s environmental, health & safety committee and also serves on the finance committee.; A. Maurice Myers, Retired Chairman, President and Chief Executive Officer of Waste Management, Inc., chair of the company’s compensation committee and serves on the governance committee; Michael E. Wiley, Retired Chairman and Chief Executive Officer of Baker Hughes Incorporated, serves on the environmental, health & safety and finance committees, and Robert W. Goldman, Retired Senior Vice President and Chief Financial Officer of Conoco, Inc., chair of the finance committee and serves on the audit and environmental, health & safety committees.
About Tesoro
Tesoro Corporation, a Fortune 200 company headquartered in San Antonio, Texas, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined rated crude oil capacity of more than 560,000 barrels per day. Tesoro’s retail marketing system includes over 475 branded retail stations, of which over 200 are company operated under the Tesoro® and Mirastar® brands. Tesoro’s commercial marketing system includes sales of jet fuel and marine fuels.